Exhibit 99.1

Graham Corporation 20 Florence Avenue Batavia, NY 14020

Graham Corporation Reports EPS of $0.30

in First Quarter of Fiscal 2012

•	First-quarter diluted earnings per share increased to $0.30, up from $0.09 in same prior-year period;

•	Operating margin advances to 18.0%;

•	Sales in first quarter of $25.0 million, with $3.9 million in revenue attributable to Energy Steel

•	Company reaffirms fiscal 2012 sales expectations of $95 to $105 million

BATAVIA, NY, July 28, 2011 – Graham Corporation (NYSE Amex: GHM), a global designer and manufacturer of critical equipment for the oil refining, petrochemical and power industries, including the supply of components and raw materials to nuclear power plants, today reported its financial results for its first quarter ended June 30, 2011. Graham’s current fiscal year (“fiscal 2012”) ends March 31, 2012. Results include Energy Steel & Supply Company (“Energy Steel”), which was acquired by Graham on December 14, 2010. Energy Steel is a nuclear code-accredited fabrication and specialty machining company that manufactures heat exchangers, structural weldments and valve and pump replacement parts for the nuclear power generation industry.

Net sales in the first quarter of fiscal 2012 were $25.0 million, an 87% increase over net sales of $13.4 million in the prior year’s first quarter. Traditional Graham sales increased $7.8 million, or 58%, while Energy Steel contributed $3.9 million to net sales in fiscal 2012’s first quarter.

Net income was $3.0 million, or $0.30 per diluted share, in fiscal 2012’s first quarter compared with $0.9 million, or $0.09 per diluted share, in the same prior-year period.

Mr. James R. Lines, Graham’s President and Chief Executive Officer, commented, “Our strong organic sales growth and a solid contribution from Energy Steel drove significant improvement in our first-quarter sales and profitability. We believe that this is a result of our initiatives to invest in the continued growth of our business during the recent downturn. While our end markets have strengthened considerably over the last few quarters, we believe we are still in the early stages of what appears to be a sustained recovery in the global demand for our products. Moreover, by broadening and diversifying our product offerings, extending our reach into additional markets and expanding our relationships with key customers like the U.S. Navy, we also believe that we are exiting this downturn stronger than we had in previous downturns and are structured to take advantage of greater opportunities.”

Graham Serving Diverse Geographic and End Markets

International sales, which grew 76% to $13.8 million and were driven by expansion in the Middle East and South America, represented 55% of total sales in the first quarter of fiscal 2012 compared with 59% in the first quarter of Graham’s fiscal year ended March 31, 2011 (“fiscal 2011”). Sales for Energy Steel, which represented 15% of total sales in the quarter, were substantially all in the U.S.

In the first quarter of fiscal 2012, 48% of Graham’s sales were to the refining industry compared with 25% of sales in the same period of the prior fiscal year, as some large Middle Eastern projects advanced and there was increased maintenance activity in the U.S. market. Sales to the power

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Graham Corporation Reports EPS of $0.30 in First Quarter of Fiscal 2012	Page 2
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market were 23% of total sales, representing strengthened opportunities in the nuclear industry resulting from the Energy Steel acquisition as well as Graham’s continued success with alternative energy projects, specifically geothermal and biomass power opportunities. This compared with 8% of sales to the power market in fiscal 2011. Sales to other commercial and industrial applications accounted for 17% of sales during the first quarter of fiscal 2012 compared with 27% in the prior fiscal year’s first quarter, while approximately 12% of sales were to the chemical/petrochemical industry during the first quarter compared with 40% in the prior fiscal year’s first quarter.

Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter to quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends, which it believes are more apparent on a trailing 12-month basis.

Margin Improvements Driven by Higher Sales and Stronger Markets

Gross profit was $8.2 million, or 32.8% of sales, in the first quarter of fiscal 2012. Gross profit was $3.9 million, or 28.8% of sales, in the same period of the prior fiscal year and 30.5% in the trailing fourth quarter of fiscal 2011.

Selling, general and administrative (“SG&A”) expenses in the first quarter of fiscal 2012 were $3.7 million, including $50 thousand of amortization expense related to the acquisition of Energy Steel. As a result of improved operating leverage from higher sales, SG&A was 14.8% of sales in fiscal 2012’s first quarter compared with 19.2% in the prior year’s first quarter. Graham’s SG&A expenses are historically lower in the first quarter.

Operating profit in the first quarter of fiscal 2012 was $4.5 million, 250% greater than the operating profit of $1.3 million in the prior-year’s first quarter. Operating margin was 18.0% in the reported period compared with 9.6% in the prior fiscal year’s first quarter. Higher capacity utilization helped drive margin improvements, offset somewhat by higher personnel costs tied to investments in additional staff linked to planned growth in fiscal 2012 and beyond.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) was $5.0 million, or 20% of sales, in the first quarter of fiscal 2012 compared with $1.6 million, or 12% of sales, in the same period of the prior fiscal year. The Company believes that when used in conjunction with GAAP measures, EBITDA, which is a non-GAAP measure, helps in the understanding of operating performance. Graham’s credit facility also contains ratios based on EBITDA. The attached tables provide a Reconciliation of Net Income to EBITDA.

Interest income in the first quarter of fiscal 2012 was $21 thousand compared with $16 thousand in the same period of the prior fiscal year. The increase was due to a higher rate of return on the invested cash.

Balance Sheet Remains Strong with Significant Cash Position

Net cash used in operating activities in the first quarter of fiscal 2012 was $1.6 million compared with $2.8 million in the prior year’s first quarter and $4.5 million used in the fourth quarter of fiscal 2011. The decrease in cash used in the quarter was due to higher net income, accrued compensation and timing of income taxes payable, offset by higher cash outflow for accounts receivable and payables.

Cash, cash equivalents and investments at June 30, 2011 were $41.1 million compared with $43.1 million at March 31, 2011 and $71.2 million at June 30, 2010. The acquisition of Energy Steel on December 14, 2010, required $17.9 million in cash. The remaining decrease was due to an increase in unbilled revenue driven by timing of billings for a small number of projects and an expected decrease in customer deposits used to procure raw materials. Given the increase in accounts receivable in the first quarter of fiscal 2011, as projects were completed and shipped to customers, we expect cash and investment to increase over the next few quarters.

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Capital expenditures were $340 thousand in the first quarter of fiscal 2012, compared with $525 thousand for the first quarter of fiscal 2011. Higher capital expenditures during fiscal 2011 were related to capital equipment requirements associated with the large U.S. Navy program order that Graham won in the third quarter of the fiscal year ended March 31, 2010.

Capital expenditures in fiscal 2012 are expected to be approximately $3.0 million to $3.5 million, higher than Graham’s historic annual level of capital spending of $1.5 to $2.0 million due to planned facility improvements and for machinery and equipment.

In December 2010, Graham established a new credit facility with its bank that provides a $25 million revolving credit line, expandable to up to $50 million. Graham had no borrowings outstanding under the credit facility at the end of the first quarter, excluding $16.6 million in outstanding letters of credit.

Solid Growth Expected in Near Term with Modest Global Economic Recovery; Greater Expansion in Fiscal 2013 and Beyond Anticipated

Orders during the first quarter of fiscal 2012 were $19.0 million, up 134% over orders in the first quarter of fiscal 2011, but down from $26.8 million during the fourth quarter of fiscal 2011. Excluding Energy Steel, organic orders were up 71%, or $5.7 million. Approximately 27% of the total order value in the first quarter of fiscal 2012 was won by Energy Steel. There continued to be excellent diversity in geography and markets with projects booked in the first quarter.

Orders from U.S. customers represented 67% of total orders during the first quarter of fiscal 2012. U.S. orders comprised 48% of total orders in fiscal 2011. Given the addition of Energy Steel and the growth in Asia and South America, Graham expects that orders will continue to be variable between quarters, but in the long run relatively balanced between domestic and international markets.

Graham’s backlog was $85.2 million at June 30, 2011 compared with $91.1 million at March 31, 2011 and $89.1 million at June 30, 2010. Included in backlog is $9.7 million associated with Energy Steel. At June 30, 2011, approximately 39% of backlog was related to other industrial or commercial applications, which included the Northrop Grumman-U.S. Navy carrier order. Also, 30% of projects in Graham’s backlog as of the end of the first quarter were for refinery projects, 21% for power projects, including nuclear, and 10% for chemical and petrochemical projects.

Approximately 80% to 85% of orders currently in backlog are expected to be converted to sales within the next 12 months, which is lower than Graham’s typical conversion rate of approximately 85% to 90% over an upcoming 12-month period. The Northrop Grumman project for the U.S. Navy has a measurable impact on backlog and conversion. While a significant portion of the project is expected to convert in fiscal 2012, more than 50% of the order is expected to still be in backlog at the end of fiscal 2012. The U.S. Navy’s carrier program order began to be recognized in revenue according to the percentage of completion method in the fourth quarter of fiscal 2011. No orders in Graham’s current backlog are on hold.

Graham continues to expect that fiscal 2012 sales will be in the range of $95 million to $105 million and that Energy Steel’s sales will represent 16% to 20% of such total. Graham also anticipates that there will be greater revenue concentration in fiscal 2012 than in prior years. Specifically, the U.S. Navy project and a Middle East refinery project are expected to account for approximately 25% of fiscal 2012 revenue.

Gross margin expectations for fiscal 2012 remain between 29% and 32%, although Graham now expects that its SG&A expense for fiscal 2012 will be in the range of $16.0 million to $17.0 million compared with its prior expectation of $16.5 million to $17.5 million. The expected annual effective tax rate range for fiscal 2012 remains unchanged at 33% and 35%.

Mr. Lines concluded, “We had an excellent first quarter and expect our second-quarter to be similar, depending on the timing of certain projects. Looking ahead to the second half of fiscal

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2012, we expect margin compression as there will be changes to sales mix and pricing. In the longer term, our plan is to generate sustainable sales growth and profitability improvements as we expect end-market demand and our internal initiatives to drive organic growth. We continue to build opportunities and expanded sales at Energy Steel, and we plan to use our strong balance sheet to make additional acquisitions as they become available. I believe that our actions over the last four years have positioned Graham to take full and immediate advantage of any improvements in operating conditions, as our end markets continue to gain strength in what are still the early stages of the current up-cycle.”

Webcast and Conference Call

Graham will host a conference call and live webcast today at 2:00 p.m. Eastern Time. During the conference call and webcast, James R. Lines, President and Chief Executive Officer, and Jeffrey F. Glajch, Vice President - Finance & Administration and Chief Financial Officer, will review Graham’s financial condition and operating results for the first quarter of fiscal 2012, as well as Graham’s strategy and outlook. Their review will be accompanied by a slide presentation which will be available on Graham’s website at www.graham-mfg.com. A question-and-answer session will follow the formal discussion.

Graham’s conference call can be accessed by dialing 1-201-689-8560. Alternatively, the webcast can be monitored on Graham’s website at www.graham-mfg.com.

To listen to the archived call, dial 1-858-384-5517, and enter the Replay Pin Number 375489. A telephonic replay will be available from 5:00 p.m. Eastern Time on the day of release through August 4, 2011. A transcript of the call can be found on Graham’s website, once available.

ABOUT GRAHAM CORPORATION

With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of custom-engineered ejectors, pumps, condensers, vacuum systems and heat exchangers. For 75 years, Graham has built a reputation for top quality, reliable products and high standards of customer service. Sold either as components or complete system solutions, the principal markets for Graham’s equipment are energy, including oil and gas refining and nuclear and other power generation, chemical/petrochemical and other process industries. In addition, Graham’s equipment can be found in diverse applications, such as metal refining, pulp and paper processing, shipbuilding, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning, and in nuclear power installations, both inside the reactor vessel and outside the containment vessel.

Graham Corporation’s subsidiary Energy Steel & Supply Co. is a leading code fabrication and specialty machining company dedicated exclusively to the nuclear power industry.

Graham Corporation’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “appears,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, statements relating to Graham’s acquisition of Energy Steel & Supply Co. (including but not limited to, the integration of the acquisition of Energy Steel, revenue, backlog and expected performance of Energy Steel, and expected expansion and growth opportunities within the domestic and international nuclear power generation markets), anticipated revenue, the timing of conversion of backlog to sales, market presence, profit margins, foreign sales operations, its ability to improve cost competitiveness, customer preferences, changes in market conditions in the industries in which it operates, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, and its acquisition strategy

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are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information contact:
Jeffrey Glajch, Vice President - Finance and CFO	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908
Email: jglajch@graham-mfg.com	Email: dpawlowski@keiadvisors.com

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Graham Corporation Reports EPS of $0.30 in First Quarter of Fiscal 2012	Page 6
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Graham Corporation First Quarter Fiscal 2012

Condensed Consolidated Statements of Operations and Retained Earnings

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		% Change
	2011	2010
Net sales	$25,012	$13,351	87.3%
Cost of products sold	16,815	9,501	77.0%

Gross profit	8,197	3,850	112.9%

Gross profit margin	32.8%	28.8%
Other expenses and income:
Selling, general and administrative	3,701	2,567	44.2%

Operating profit	4,496	1,283	250.4%

Operating profit margin	18.0%	9.6%
Interest income	(21)	(16)	31.3%
Interest expense	20	7	185.7%

Income before provision for income taxes	4,497	1,292	248.1%
Provision for income taxes	1,481	414	257.7%

Net income	3,016	878	243.5%

Per share data
Basic:
Net income	$0.30	$0.09	233.3%

Diluted:
Net income	$0.30	$0.09	233.3%

Weighted average common shares outstanding:
Basic	9,939	9,922
Diluted	9,981	9,962

Dividends declared per share	$0.02	$0.02

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Graham Corporation First Quarter Fiscal 2012

Condensed Consolidated Balance Sheets

(Amounts in thousands, except per share data)

(Unaudited)

	June 30, 2011	March 31, 2011
Assets
Current assets:
Cash and cash equivalents	$25,204	$19,565
Investments	15,899	23,518
Trade accounts receivable, net of allowances ($16 and $26 at June 30 and March 31, 2011, respectively)	14,925	8,681
Unbilled revenue	12,116	14,280
Inventories	5,642	8,257
Prepaid expenses and other current assets	739	424
Deferred income tax asset	1,902	1,906

Total current assets	76,427	76,631
Property, plant and equipment, net	11,860	11,705
Prepaid pension asset	6,888	6,680
Goodwill	7,404	7,404
Permits	10,300	10,300
Other intangible assets, net	5,102	5,218
Other assets	214	112

Total assets	$118,195	$118,050

Liabilities and stockholders’ equity
Current liabilities:
Current portion of capital lease obligations	$64	$47
Accounts payable	7,316	9,948
Accrued compensation	3,982	4,580
Accrued expenses and other current liabilities	3,037	3,427
Customer deposits	11,998	12,854
Income taxes payable	2,983	1,772

Total current liabilities	29,380	32,628

Capital lease obligations	188	116
Accrued compensation	276	259
Deferred income tax liability	9,083	8,969
Accrued pension liability	233	234
Accrued postretirement benefits	900	892
Other long-term liabilities	1,300	1,297

Total liabilities	41,360	44,395

Stockholders’ equity:
Preferred stock, $1.00 par value - Authorized, 500 shares
Common stock, $.10 par value - Authorized, 25,500 shares
Issued, 10,251 and 10,216 shares at June 30 and March 31, 2011, respectively	1,025	1,022
Capital in excess of par value	16,590	16,322
Retained earnings	67,441	64,623
Accumulated other comprehensive loss	(4,921)	(5,012)
Treasury stock (350 shares at June 30 and March 31, 2011)	(3,300)	(3,300)

Total stockholders’ equity	76,835	73,655

Total liabilities and stockholders’ equity	$118,195	$118,050

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Graham Corporation First Quarter Fiscal 2012 Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Three Months Ended June 30,
	2011	2010

Operating activities:
Net income	$3,016	$878
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation	353	288
Amortization	158	3
Amortization of unrecognized prior service cost and actuarial losses	98	70
Discount accretion on investments	(3)	(15)
Stock-based compensation expense	134	59
Deferred income taxes	36	23
(Increase) decrease in operating assets:
Accounts receivable	(6,219)	1,346
Unbilled revenue	2,164	(2,933)
Inventories	2,588	2,354
Prepaid expenses and other current and non-current assets	(373)	(726)
Prepaid pension asset	(208)	(194)
Increase (decrease) in operating liabilities:
Accounts payable	(2,711)	(1,526)
Accrued compensation, accrued expenses and other current and non-current liabilities	(989)	(1,882)
Customer deposits	(867)	(183)
Income taxes payable/receivable	1,211	(381)
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	24	19

Net cash used by operating activities	(1,588)	(2,800)

Investing activities:
Purchase of property, plant and equipment	(340)	(525)
Purchase of investments	(9,698)	(50,837)
Redemption of investments at maturity	17,320	56,350

Net cash provided by investing activities	7,282	4,988

Financing activities:
Principal repayments on capital lease obligations	(17)	(16)
Issuance of common stock	66	66
Dividends paid	(198)	(198)
Excess tax deduction on stock awards	72	22

Net cash used by financing activities	(77)	(126)

Effect of exchange rate changes on cash	22	5

Net increase in cash and cash equivalents	5,639	2,067
Cash and cash equivalents at beginning of year	19,565	4,530

Cash and cash equivalents at end of year	$25,204	$6,597

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Graham Corporation First Quarter Fiscal 2012

EBITDA Reconciliation

(Unaudited)

Quarter Ended:	6/30/2011	6/30/2010
($ in millions)
Net Income	$3.02	$0.88
+ Interest Expense	$0.02	$0.01
+ Income Tax Provision	$1.48	$0.41
+ Depreciation & Amortization	$0.51	$0.29
EBITDA	$5.03	$1.59

Adjusted EBITDA is defined as consolidated net income before acquisition related expenses, interest expense, income taxes, and depreciation and amortization. Adjusted EBITDA is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as Adjusted EBITDA is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management. Because Adjusted EBITDA is a non-GAAP measure and is thus susceptible to varying calculations, Adjusted EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

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Graham Corporation

Additional Information

ORDER & BACKLOG TREND
(Amounts in millions)
	Q111 6/30/2010	Q211 9/30/2010	Q311 12/31/2010	Q411 3/31/201	FY2011 3/31/2011	Q112 6/30/2011
Orders	$8.1	$10.5	$17.8	$26.8	$63.2	$19.0
Backlog	$89.1	$83.3	$90.5	$91.1	$91.1	$85.2

SALES BY INDUSTRY
(Amounts in millions)
	Q111 6/30/2010	% Total	Q211 9/30/2010	% Total	Q311 12/31/2010	% Total	Q411 3/31/2011	% Total	FY2011 3/31/2011	% Total	Q112 6/30/2011	% Total
Refining	$3.3	25%	$5.3	34%	$7.6	40%	$9.8	38%	$26.0	35%	$12.0	48%
Chemical/Petrochemical	$5.3	40%	$5.0	32%	$3.2	17%	$2.8	11%	$16.3	22%	$3.1	12%
Power	$1.1	8%	$2.4	15%	$4.5	23%	$8.3	32%	$16.3	22%	$5.6	23%
Other	$3.7	28%	$3.0	20%	$3.9	20%	$5.0	19%	$15.6	21%	$4.3	17%
Total	$13.4		$15.7		$19.2		$25.9		$74.2		$25.0

SALES BY REGION
(Amounts in millions)
	Q111 6/30/2010	% Total	Q211 9/30/2010	% Total	Q311 12/31/2010	% Total	Q411 3/31/2011	% Total	FY2011 3/31/2011	% Total	Q112 6/30/2011	% Total
United States	$5.5	41%	$7.5	48%	$6.9	36%	$13.5	52%	$33.4	45%	$11.2	45%
Middle East	$0.8	6%	$1.6	10%	$4.3	23%	$5.2	20%	$11.9	16%	$6.6	26%
Asia	$4.5	34%	$3.5	22%	$4.7	24%	$3.4	13%	$16.1	22%	$2.9	12%
Other	$2.6	19%	$3.1	20%	$3.3	17%	$3.8	15%	$12.9	17%	$4.3	17%
Total	$13.4		$15.7		$19.1		$25.9		$74.2		$25.0

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